Exhibit 99.1
NEWS RELEASE for January 8, 2007
Contact:	Joe Allen (investors)	Sid L. Anderson, Chairman
	Allen & Caron Inc	Chatsworth Data Solutions, Inc
	212 691 8087	918-645-3701
	joe@allencaron.com	sid@slacollc.com

CHATSWORTH DATA REPORTS RESULTS FOR FY 2007 THIRD QUARTER
AND FIRST NINE MONTHS

CHATSWORTH, CA (January 8, 2007) … Chatsworth Data Solutions, Inc. (OTCBB:CHWD) (the “Company”) announced today results for its third quarter and nine months ended October 31, 2006. With regard to the year-earlier 3-month and 9-month periods, the Company had no revenues prior to the acquisition of Chatsworth Data Corporation (“CDC”).

On August 7, 2006, the Company acquired 100 percent of the common stock of CDC. This acquisition was effective August 1, 2006, and the results of CDC's operations have been included in the consolidated financial statements since August 1, 2006.

For the nine months ended October 31, 2006 revenues were $2,814,620 compared to no revenue for the same period during 2005. Net loss for the nine months ended October 31, 2006 was $369,414 compared to a net loss of $46,887 for the same period in 2005. The net loss of $369,414 for the nine months ended October 31, 2006, includes $788,268 of non-cash stock compensation expense and $305,253 of accounting and legal fees incurred for the interim audit of CDC, preparation of the Company’s current report on Form 8-K related to the CDC acquisition, and the preparation of a registration statement filed with the Securities and Exchange Commission on behalf on certain of the Company’s stockholders.

The results for the three months ended October 31, 2006 are comparable to those achieved for the nine month period ended October 31, 2006. As indicated above the Company has no significant operations until it acquired CDC effective August 1, 2006. The Company experienced a net loss of $354,229 for the three month period ended October 31, 2006.

For the three and nine month periods, sales of optical readers totaled $2,080,090 while impact recorders and indicators totaled $647,916. The balance of $86,614 was from other sources of revenue.

As of October 31, 2006, the Company had cash on hand of $1,233,164 compared to $8,689 as of January 31, 2006. The Company had positive net cash provided by operating activities for the nine months ended October 31, 2006 of $573,454 compared to net cash used in operating activities of ($61,780) for the nine months ended October 31, 2005.

Chatsworth Data Solutions’ Executive Director, Sid Anderson, said, “We believe that the markets we target -- education, gaming and lottery, health care, and voting tabulations -- are strong. We believe our recent successes, such as with the recent elections in California, underscore that. As to the results for the quarter, our gross profit margin of 44 percent remains strong and points the way toward a positive and cash-generating near-term future.”

A condensed unaudited summary of the results of operations for the three month and nine month periods ended October 31, 2006 and October 31, 2005 are as follows:

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales	$2,814,620	$-	$2,814,620	$-
Cost of sales	1,575,718	-	1,575,718	-
Gross profit	1,238,902	-	1,238,902	-

Operating expenses
General and administrative	1,682,367	22,279	1,697,284	34,121
Depreciation	3,579	100	3,777	166
Amortization of intangible assets	248,760	-	248,760	-
Other operating costs	-	7,600	-	12,600

Loss from operations	(695,804)	(29,979)	(710,919)	(46,887)
Other income (expense)	-	-
Interest expense	(25,249)	-	(25,349)	-
Other income (expense), net	(25,249)	-	(25,349)	-

Loss before benefit for income taxes	(721,053)	(29,979)	(736,268)	(46,887)
Income tax benefit	366,754	-	366,754	-

Net Loss	$(354,299)	$(29,979)	$(369,514)	$(46,887)

Net loss per share-basic and diluted	(0.01)	(0.01)	(0.03)	(0.01)

Weighted Average Shares Outstanding	29,745,351	5,832,000	13,802,830	5,573,000

Summary of unaudited net sales and gross profit of CDC for the three and nine month periods ended October 31, 2006 and October 31, 2005 are as follows. The prior results are not necessarily indicative of the financial results that might be expected in the future.

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales	$2,814,620	$1,329,640	$7,458,927	$4,038,007
Cost of sales	1,575,718	1,090,706	5,007,856	3,172,119
Gross profit	1,238,902	238,934	2,451,071	865,888

About Chatsworth Data Solutions, Inc.
Located in Chatsworth, CA, the Company is the parent of Chatsworth Data Corporation (“CDC”), of Chatsworth, CA. CDC has been trusted worldwide for 35 years as a provider of innovative, highly accurate and economically priced intelligent data capture technology. CDC provides the front end optical mark sensing and image scanning systems designed to meet the forms capture and document management needs of value added resellers, system integrators and applications developers who embed CDC technology into solutions tailored for several key markets. Chief among them are gaming, educational testing, elections, surveying, and intelligence gathering. Over a million reader and optical head assemblies have been sold by CDC to date. CDC also develops impact recording devices for packaging, shipping, insurance and transportation companies as well as organizations that manufacture fragile or sensitive products. Shares of Chatsworth Data Solutions, Inc. are traded on OTC:BB under the symbol CHWD. For more information about the Company and CDC, visit www.chatsworthdata.com.

Forward Looking Statements
This release contains or may contain certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in this release, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company’s reports filed or to be filed with the Securities and Exchange Commission entitled “Risk Factors”) relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future results, levels of activity, performance or achievements and actual results or developments may differ materially from those in the forward looking statements. The Company does not undertake any obligation to update any of the forward-looking statements to conform these statements to actual results.

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